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                                                                     EXHIBIT 3.1

               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                        HARNISCHFEGER INDUSTRIES, INC.

     HARNISCHFEGER INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

     1.   The name of the corporation is HARNISCHFEGER INDUSTRIES, INC.

     2. The corporation filed its original Certificate of Incorporation with the Secretary of State on September 17, 1986 under the name Harnischfeger Industries, Inc.

     3. The corporation filed a Restated Certificate of Incorporation with the Secretary of State on April 21, 1997.

     4. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware and amends and restates the Restated Certificate of Incorporation to read as follows:

                                   Article 1

     The name of the Corporation shall be JOY GLOBAL INC.


                                   Article 2

     The Corporation's registered office in the State of Delaware shall be c/o Lexis Document Services, 30 Old Rudnick Lane, Suite 100, Dover, DE 19901, County of Kent. The name of the Corporation's registered agent at such address is Lexis Document Services.


                                   Article 3

     The purposes shall be:

     (a) to manufacture, buy, sell and deal in machinery, equipment and appliances of all kinds and class, including but not limited to, power shovels, excavators, mining equipment and industrial electrical equipment, and in parts and accessories therefor; and
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     (b)  to engage in any other lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                   Article 4

     (a) The number of shares which the Corporation shall have authority to issue, itemized by classes, par value of shares, shares without par value, and series, if any, within a class, is:

                                                                                   Par Value
                                                                                   Per Share
                                                                                 or Statement
                                                                                  That Shares
                                  Series                  Number of               Are Without
         Class                   (if any)                  Shares                  Par Value
         -----                   --------                 ---------              ------------
Preferred..............    To be issued in series           5,000,000                $1.00

Common.................             None                  150,000,000                $1.00

     The powers, preferences and rights, and the qualifications, limitations or restrictions thereof, relative to the Preferred Stock and the Common Stock are:

     (i)  The Preferred Stock

     (1) The Preferred Stock may be issued from time to time in one or more series and with such designation for each such series as shall be stated and expressed in the resolution or resolutions providing for the issue of each such series adopted by the board of directors. The board of directors in any such resolution or resolutions is expressly authorized to state and express for each such series:

          (A) The voting powers of the holders of stock of such series; provided that no series so designated shall be nonvoting;

          (B) The rate per annum and the times at and conditions upon which the holders of stock of such series shall be entitled to receive dividends, and whether such dividends shall be cumulative or non-cumulative and if cumulative the terms upon which such dividends shall be cumulative;

          (C) The price or prices and the time or times at and the manner in which the stock of such series shall be redeemable;

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          (D)  The rights to which the holders of the shares of stock of such series shall be entitled upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

          (E) The terms, if any, upon which shares of stock of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes or of any other series of the same or any other class or classes, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

          (F) Any other designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, so far as they are not inconsistent with the provisions of the Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of Delaware.

     (2) All shares of the Preferred Stock of any one series shall be identical to each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon, if cumulative, shall be cumulative.

     (ii) The Common Stock

     (1) The Common Stock may be issued by the Corporation from time to time for such consideration and upon such terms as may be fixed from time to time by the board of directors and as may be permitted by law, without action by any stockholders.

     (2) The holders of Common Stock shall be entitled to dividends only if, when and as the same shall be declared by the board of directors and as may be permitted by law.

     (3) Each share of the Common Stock shall entitle the holder thereof to one vote, in person or by proxy, at any and all meetings of the stockholders of the Corporation on all propositions before such meetings.

     (b) Notwithstanding anything herein to the contrary, the Corporation shall not be authorized to issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of title 11 of the United States Code (the "Bankruptcy Code"); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code, (ii) only have such force and effect for so long as such Section 1123(a)(6) is in effect and applies to the Corporation and (iii) be deemed void or eliminated if required under applicable law.

                                   Article 5

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     The number of directors constituting the board of directors shall be fixed by or in the manner provided in the bylaws, but shall not be less than three. Directors shall be elected at the annual meeting of the stockholders in accordance with the provisions of the bylaws.

                                   Article 6

     To the fullest extent permitted by the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                   Article 7

     The following provisions are inserted for the regulation of the business and for the conduct of the affairs of the Corporation.

     Section 7.1

          (a) The Bylaws of the Corporation may be altered, amended or repealed or replaced by new Bylaws by (i) the Board of Directors at any regular or special meeting thereof upon the affirmative vote of a majority of the total number of the directors or (ii) by the affirmative vote of two-thirds of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

          (b) The Corporation may sell, lease or exchange all or substantially all of its property and assets, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or other property, including shares of stock in, and/or other securities of, any other corporation or corporations, as it board of directors deems expedient and for the best interest of the Corporation, only when and as authorized by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

          (c) The Corporation may enter into any plan and agreement of merger or consolidation with any one or more other corporations (whether or not the Corporation is to be the surviving corporation in such merger) as its board of directors deems expedient and for the best interest of the Corporation, only when and

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     as authorized by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

          (d) Notwithstanding the requirements of subsection (c) above, the board of directors, without any vote of stockholders, may authorize a merger in which this Corporation is to be the surviving corporation if the terms of such merger meet the requirements of subsection (f) of Section 251 of Title 8 of the Delaware Code as it may from time to time be amended.

          (e) The Corporation may be voluntarily dissolved as is deemed advisable in the judgment of its board of directors, and expressed in a resolution adopted by a majority of the whole board of directors, only when and as authorized by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

     Section 7.2 The stockholders and directors shall have power to hold their meetings if the Bylaws so provide, and keep the books, documents and papers of the Corporation, outside of the State of Delaware, except as otherwise required by the laws of Delaware.

     Section 7.3 The Corporation reserves the right to amend, alter or repeal any provisions contained in its Certificate of Incorporation in the manner now or hereafter prescribed by the laws of Delaware, and all rights and powers conferred on directors and stockholders herein are granted subject to this reservation. The affirmative vote of the holders of at least two-thirds of the combined voting power of the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter or repeal any provision of this Certificate of Incorporation or to add any new provisions to this Certificate of Incorporation.

                                   Article 8

          The Corporation expressly elects to be governed by Section 203 of the Delaware General Corporation Law.

     This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors in accordance with Section 245 of the General Corporation Law of the State of Delaware.

     This Amended and Restated Certificate of Incorporation shall be effective on July 11, 2001.

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     IN WITNESS WHEREOF, said HARNISCHFEGER INDUSTRIES, INC., has caused this
Certificate to be signed by John Nils Hanson, its President and Chief Executive Officer, pursuant to Section 103(b)(2) of the General Corporation Law of the State of Delaware, this 11th day of July, 2001.

                                    HARNISCHFEGER INDUSTRIES, INC.


                                    By: /s/ John Nils Hanson
                                        ------------------------------------
                                           John Nils Hanson,
                                           President and Chief Executive Officer